Exhibit 5.1

111 South Wacker Drive Chicago, IL 60606 Telephone: 312-443-0700 Fax: 312-443-0336 www.lockelord.com

March 28, 2024

Old Republic International Corporation

307 North Michigan Avenue

Chicago, Illinois 60601

Re:	Old Republic International Corporation 5.750% Senior Notes due March 28, 2034

Ladies and Gentlemen:

We are acting as counsel to Old Republic International Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance and sale of the Company’s 5.750% Senior Notes due March 28, 2034 in the aggregate principal amount of $400,000,000 (the “Notes”) to be sold pursuant to an Underwriting Agreement entered into among the Company and Morgan Stanley & Co. LLC and PNC Capital Markets LLC, as representatives of the several underwriters (the “Underwriters”) named therein (the “Underwriting Agreement”).

The Notes are to be issued under an indenture, dated as of August 15, 1992 (the “Base Indenture”), between the Company and Wilmington Trust Company, as trustee (the “Trustee”), as supplemented by an eighth supplemental indenture relating to the Notes, dated March 28, 2024, between the Company and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

The Notes were registered pursuant to a Registration Statement on Form S-3 (No. 333-277713) (the “Registration Statement”), including the base prospectus, dated March 6, 2024, a preliminary prospectus supplement dated March 25, 2024, and a final prospectus supplement dated March 25, 2024, filed with the Securities and Exchange Commission by the Company under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

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March 28, 2024

As counsel to the Company in connection with the proposed issuance and sale of the Notes, we have examined or are otherwise familiar with (i) the Certificate of Incorporation of the Company, as amended to date; (ii) the By-Laws of the Company, as amended to date; (iii) the Registration Statement, including the exhibits thereto; (iv) the Indenture; (v) resolutions adopted by the Board of Directors of the Company and a committee thereof in connection with the issuance of the Notes and matters related thereto; and (vi) such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, having regard for such legal considerations as we deem relevant and assuming that (i) the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee; and (ii) the Notes have been duly authenticated by the Trustee, we are of the opinion that the Notes have been authorized and, when executed, authenticated and issued in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters and issued pursuant to the Underwriting Agreement and the Company receives the consideration provided for in the Underwriting Agreement, will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms.

The opinions expressed herein are subject to the qualification that the enforceability of any contract or agreement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States.

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and to the reference to our firm therein. In giving such consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Locke Lord LLP

LOCKE LORD LLP